HOME EQUITY MORTGAGE LOAN ASSET-BACKED TRUST

SERIES INABS 2006-D

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AMENDMENT NO. 1 TO POOLING AND SERVICING AGREEMENT

Dated as of November 30, 2006

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HOME EQUITY MORTGAGE LOAN ASSET-BACKED TRUST SERIES INABS 2006-D

Home Equity Mortgage Loan Asset-Backed Certificates Series INABS 2006-D

AMENDMENT NO. 1

AMENDMENT No. 1 (this “Amendment”), effective as of September 1, 2006 (the “Effective Date”), among INDYMAC MBS, INC. (the “Depositor”), INDYMAC BANK, F.S.B.., (the “Seller and the “Servicer”) and DEUTSCHE BANK NATIONAL TRUST COMPANY (the “Trustee” and the “Supplemental Interest Trust Trustee”).

PRELIMINARY STATEMENT

WHEREAS, the Depositor, the Seller, the Servicer, the Trustee and the Supplemental Interest Trust Trustee are parties to the Pooling and Servicing Agreement, dated as of September 1, 2006 (the “Agreement”); and

WHEREAS, Section 10.01 of the Agreement provides that the Agreement may be amended by the Depositor, the Servicer and the Trustee with the consent of the NIM Insurer;

NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

2.  Amendments

The definition of Group I Principal Distribution Amount, included in Section 1.01 of the Agreement is replaced in its entirety by the following:

“For any Distribution Date, the product of: (x) the Principal Distribution Amount for such Distribution Date and (y) a fraction, the numerator of which is the Principal Remittance Amount for Loan Group I for that Distribution Date and the denominator of which is the total of the Principal Remittance Amounts for both Loan Groups for such Distribution Date, plus, in the case of the Distribution Date immediately following the end of the Funding Period, any amounts remaining in the Group I Pre-Funding Account and not used by the Trustee to purchase Subsequent Mortgage Loans to be included in Loan Group I.”

The definition of Group II Principal Distribution Amount, included in Section 1.01 of the Agreement is replaced in its entirety by the following:

“For any Distribution Date, the product of: (x) the Principal Distribution Amount for such Distribution Date and (y) a fraction, the numerator of which is the Principal Remittance Amount for Loan Group II for that Distribution Date and the denominator of which is the total of the Principal Remittance Amounts for both Loan Groups for such Distribution Date, plus, in the case of the Distribution Date immediately following the end of the Funding Period, any amounts remaining in the Group II Pre-Funding Account and not used by the Trustee to purchase Subsequent Mortgage Loans to be included in Loan Group II.”

3.  Except as expressly modified or amended in this Amendment, all of the terms of the Agreement are hereby ratified and confirmed in every respect and shall remain unmodified and unchanged and shall continue in full force and effect.

4.  The Depositor certifies that all conditions precedent for the execution of this Amendment have been satisfied.

5.  This Amendment shall become effective as of the date hereof when, and only when, the Agent shall have received executed counterparts of this Amendment from the parties hereto.

6.  This Amendment may be executed in counterparts, all of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 1 as of the date hereof.

INDYMAC MBS, INC., as Depositor

By:
Name:
Title:

INDYMAC BANK, F.S.B., as Seller and Servicer

By:
Name:
Title:

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Trustee and Supplemental Interest Trust Trustee

By:
Name:
Title:

By:
Name:
Title:

Agreed and Acknowledged: RADIAN INSURANCE INC. as Note Insurer

By:
Name:
Title: